Exhibit 10.1

Published CUSIP Number:41805XAL2
41805XAM0
41805XAN8

TERM LOAN AGREEMENT

Dated as of September 20, 2019

among

HASBRO, INC.,
as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.
CITIBANK, N.A.,
and CITIZENS BANK, N.A.,
as Co-Syndication Agents

and

BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
CITIBANK, N.A.,
and CITIZENS BANK, N.A.,
as Joint Lead Arrangers and Bookrunners

Page

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	1

1.01.	Defined Terms	1
1.02.	Other Interpretive Provisions	24
1.03.	Accounting Terms	25
1.04.	Rounding	25
1.05.	Times of Day	26
1.06.	Interest Rates	26
1.07.	Classification of Loans and Borrowings	26

ARTICLE II.	THE COMMITMENTS AND LOANS	26

2.01.	Loans	26
2.02.	Borrowings, Conversions and Continuations of Loans	26
2.03.	[Intentionally Omitted]	28
2.04.	[Intentionally Omitted]	28
2.05.	[Intentionally Omitted]	28
2.06.	Optional Prepayments	28
2.07.	Termination or Reduction of Commitments	28
2.08.	Repayment of Loans	29
2.09.	Interest	29
2.10.	Fees	30
2.11.	Computation of Interest and Fees	30
2.12.	Evidence of Debt	30
2.13.	Payments Generally; Administrative Agent’s Clawback	31
2.14.	Sharing of Payments by Lenders	32
2.15.	Defaulting Lenders	33

ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY	33

3.01.	Taxes	33
3.02.	Illegality	38
3.03.	Inability to Determine Rates	39
3.04.	Increased Costs; Reserves on Eurocurrency Rate Loans	41
3.05.	Compensation for Losses	43
3.06.	Replacement of Lenders	43
3.07.	Matters Applicable to All Requests for Compensation	43
3.08.	Survival	45

ARTICLE IV.	CONDITIONS PRECEDENT	45

4.01.	Conditions Precedent to the Effective Date	45
4.02.	Conditions Precedent to the Closing Date	46

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	48

5.01.	Existence, Qualification and Power	48

i

(continued)

ARTICLE VI.	AFFIRMATIVE COVENANTS	52

6.01.	Financial Statements	52
6.02.	Certificates; Other Information	52
6.03.	Notices	54
6.04.	Payment of Obligations	54
6.05.	Preservation of Existence, Etc	54
6.06.	Maintenance of Properties	55
6.07.	Maintenance of Insurance	55
6.08.	Compliance with Laws	55
6.09.	Books and Records	55
6.10.	Inspection Rights	55
6.11.	Use of Proceeds	55
6.12.	Addition of Guarantors	56
6.13.	Anti-Corruption Laws	56

ARTICLE VII.	NEGATIVE COVENANTS	56

7.01.	Liens	56
7.02.	Indebtedness	58
7.03.	Fundamental Changes	60
7.04.	[Intentionally Omitted]	60
7.05.	Financial Covenants	60
7.06.	Sanctions	62
7.07.	Anti-Corruption Laws	62

(continued)

Page

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	62

8.01.	Events of Default	62
8.02.	Remedies Upon Event of Default	64
8.03.	Application of Funds	65

ARTICLE IX.	AGENT	65

9.01.	Appointment and Authority	65
9.02.	Rights as a Lender	66
9.03.	Exculpatory Provisions	66
9.04.	Reliance by Administrative Agent	67
9.05.	Delegation of Duties	67
9.06.	Resignation of Administrative Agent	67
9.07.	Non-Reliance on Administrative Agent and Other Lenders	69
9.08.	No Other Duties, Etc	69
9.09.	Administrative Agent May File Proofs of Claim	69
9.10.	Guaranty Matters	70
9.11.	Certain ERISA Matters	70

ARTICLE X.	MISCELLANEOUS	71

10.01.	Amendments, Etc	71
10.02.	Notices; Effectiveness; Electronic Communication	73
10.03.	No Waiver; Cumulative Remedies	75
10.04.	Expenses; Indemnity; Damage Waiver	75
10.05.	Payments Set Aside	77
10.06.	Successors and Assigns	78
10.07.	Treatment of Certain Information; Confidentiality	84
10.08.	Right of Setoff	85
10.09.	Interest Rate Limitation	85
10.10.	Counterparts; Integration; Effectiveness	86
10.11.	Survival of Representations and Warranties	86
10.12.	Severability	86
10.13.	Replacement of Lenders	86
10.14.	Governing Law; Jurisdiction; Etc	87
10.15.	Waiver of Jury Trial	89
10.16.	No Advisory or Fiduciary Responsibility	89
10.17.	Electronic Execution of Assignments and Certain Other Documents	90
10.18.	USA PATRIOT Act Notice	90
10.19.	Judgment Currency	90
10.20.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	91
10.21.	Acknowledgement Regarding Any Supported QFCs	91

SCHEDULES

1.03	Indicative Terms of Permitted Receivables Transactions
2.01	Commitments and Applicable Percentages
5.06(b)	Litigation
5.08	Ownership of Property; Liens
5.09	Environmental Matters
5.10	Taxes
5.12	Subsidiaries
6.08	Compliance With Laws
7.01(c)	Certain Liens
7.02	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B-1	Form of Note (3-Year Tranche)
B-2	Form of Note (5-Year Tranche)
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Form of Subsidiary Guaranty
F	Form of U.S. Tax Compliance Certificates
G	Form of Solvency Certificate

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (“Agreement”) is entered into as of September 20, 2019, among HASBRO, INC., a Rhode Island corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, the Borrower has requested the Lenders to provide a $1,000,000,000 term loan facility to the Borrower to pay a portion of the cash consideration for the EOne Acquisition (as defined below), to repay, repurchase or otherwise satisfy and discharge outstanding indebtedness of EOne and its Subsidiaries and to pay fees and expenses incurred in connection with the Transactions; and

WHEREAS, the Lenders are willing to make such term loan facility available to the Borrower on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01.        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“3-Year Tranche Commitment” means, as to each 3-Year Tranche Lender, its obligation to make 3-Year Tranche Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth under the heading “3-Year Tranche Commitment” opposite such 3-Year Tranche Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such 3-Year Tranche Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“3-Year Tranche Lender” means each Lender with a 3-Year Tranche Commitment or that holds a 3-Year Tranche Loan.

“3-Year Tranche Loan” has the meaning specified in Section 2.01(a).

“3-Year Tranche Maturity Date” means the date that is three years after the Closing Date; provided, however, that if such date is not a Business Day, the 3-Year Tranche Maturity Date shall be the immediately preceding Business Day.

“5-Year Tranche Commitment” means, as to each 5-Year Tranche Lender, its obligation to make 5-Year Tranche Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth under the heading “5-Year Tranche Commitment” opposite such 5-Year Tranche Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such 5-Year Tranche

Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“5-Year Tranche Lender” means each Lender with a 5-Year Tranche Commitment or that holds a 5-Year Tranche Loan.

“5-Year Tranche Loan” has the meaning specified in Section 2.01(b).

“5-Year Tranche Maturity Date” means the date that is five years after the Closing Date; provided, however, that if such date is not a Business Day, the 5-Year Tranche Maturity Date shall be the immediately preceding Business Day.

“Adjustment” has the meaning specified in Section 3.03(b).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate 3-Year Tranche Commitments” means the 3-Year Tranche Commitments of all the 3-Year Tranche Lenders (including any Defaulting Lenders). On and as of the Effective Date, the aggregate principal amount of the Aggregate 3-Year Tranche Commitments is $400,000,000.

“Aggregate 5-Year Tranche Commitments” means the 5-Year Tranche Commitments of all the 5-Year Tranche Lenders (including any Defaulting Lenders). On and as of the Effective Date, the aggregate principal amount of the Aggregate 5-Year Tranche Commitments is $600,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“AML Legislation” means the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Amortization Percentage” means (x) for each of the first eight Quarterly Payment Dates, 1.25% and (y) for each subsequent Quarterly Payment Date, 2.50% until the fifth anniversary of the Closing Date.

“Anti-Corruption Laws” has the meaning specified in Section 5.18.

“Applicable Percentage” means with respect to any Lender (a) at any time prior to the Closing Date, the percentage (carried out to the ninth decimal place) of the Aggregate 3-Year Tranche Commitments or Aggregate 5-Year Tranche Commitments, as applicable, represented by such Lender’s 3-Year Tranche Commitment or 5-Year Tranche Commitments, respectively, at such time, subject to adjustment as provided in Section 2.15 and (b) at any time after the Closing Date, the percentage (carried out to the ninth decimal place) of the aggregate 3-Year Tranche Loans or 5-Year Tranche Loans, as applicable, represented by such Lender’s 3-Year Tranche Loans or 5-Year Tranche Loans, respectively, at such time, subject to adjustment as provided in Section 2.15. The initial Applicable Percentage of each Lender with respect to each Class on the Effective Date is set forth opposite the name of such Lender on Schedule 2.01.

“Applicable Rate” means, from time to time, with respect to any Loan of any Class, the following percentages per annum, based upon the Debt Rating of the Borrower as set forth under the caption for such Class below:

Pricing Level	Debt Rating (S&P/Moody’s/Fitch)	3-Year Tranche		5-Year Tranche
		Base Rate	Eurocurrency Rate	Base Rate	Eurocurrency Rate
I	≥A-/A3/A-	0.000%	0.875%	0.000%	1.000%
II	BBB+/Baa1/BBB+	0.000%	1.000%	0.125%	1.125%
III	BBB/Baa2/BBB	0.125%	1.125%	0.250%	1.250%
IV	BBB-/Baa3/BBB-	0.250%	1.250%	0.375%	1.375%
V	BB+/Ba1/BB+	0.500%	1.500%	0.625%	1.625%
VI	≤BB/Ba2/BB	0.750%	1.750%	0.875%	1.875%

As used herein, “Debt Rating” means, as of any date of determination, the rating as determined by at least two of Fitch, S&P and Moody’s (each, an “Individual Debt Rating”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if two Individual Debt Ratings are obtained and the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level of the higher Debt Rating shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level VI being the lowest) or, if there is a split in the Individual Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Individual Debt Rating shall apply; and (b) if three Individual Debt Ratings are obtained and the respective Individual Debt Ratings issued by two of the foregoing rating agencies are at the same level and the other Individual Debt Rating is higher or lower than these two same ratings, the Pricing Level corresponding to the two same ratings shall apply, or, if each of the three Individual Debt Ratings falls within different levels, then the Pricing Level that corresponds to the Individual Debt Rating that is in between the highest and lowest of such three Individual Debt Ratings shall apply.

Each change in the Applicable Rate resulting from a change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the earlier of the date of the public announcement thereof or delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(c) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the earlier of the date of the public announcement thereof or delivery by the Borrower to the Administrative Agent of notice thereof and ending on the date immediately preceding the effective date of the next such change.

If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Debt Rating shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Fund (i) that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender and (ii) that has a credit rating equal to or higher than that of the related Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness” means, at any time, the amount of obligations outstanding at such time under the legal documents entered into as part of a Permitted Receivables Securitization Facility on any date of determination that would be characterized as principal if such Permitted Receivables Securitization Facility were structured as a secured lending transaction rather than as a purchase.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 30, 2018, and the related consolidated statements of operations and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate for a one-month Interest Period plus 1.00%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Bridge Facility” means the 364-Day Bridge Facility contemplated by that certain Commitment Letter, dated August 22, 2019, among the Borrower, BofA Securities Inc. and Bank of America, N.A., and any definitive credit documentation evidencing such facility.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in the state where the Administrative Agent’s Office is located and New York, New York, and if such day relates to any Eurocurrency Rate Loan, means a London Banking Day.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Leases” means leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which leases are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP, or, as applicable, as set forth in Section 1.03(b).

“Change in Law” means, as to any Lender, the occurrence, after the date of this Agreement (or, if later, the date such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty applicable to such Lender, (b) any change in any law, rule, regulation or treaty applicable to such Lender or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive applicable to such Lender (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and applicable to such Lender, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and applicable to such Lender, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)          during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) (or individuals previously approved under this clause (iii)) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class” when used in reference to (a) any Loan or any Borrowing, refers to whether such Loan or the Loans comprising such Borrowing, are 3-Year Tranche Loans or 5-Year Tranche Loans and (b) any Commitment, refers to whether such Commitment is a 3-Year Tranche Commitment or a 5-Year Tranche Commitment.

“Closing Date” means the first date on which all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01 and the Loans are funded.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means each 3-Year Tranche Commitment and each 5-Year Tranche Commitment, as applicable.

“Commitment Fee” has the meaning specified in Section 2.10(a).

“Commitment Termination Date” means the earliest to occur of (i) the closing of the EOne Acquisition without borrowing of the Loans, (ii) the date on which the EOne Acquisition Agreement is terminated in accordance with its terms and such termination has either been publicly announced by a party thereto or the Administrative Agent has received written notice thereof from the Borrower (which notice the Borrower agrees to provide upon such termination) and (iii) December 31, 2019; provided that, to the extent that the “Outside Date” set forth and defined in the EOne Acquisition Agreement is extended (in accordance with such definition as in effect on August 22, 2019) by a period of not more than 90 days (as may also be extended by no more than an additional 10 Business Days in respect of the Marketing Period (as defined in the EOne Acquisition Agreement)) in the aggregate, then the date first referred to in this clause (iii) shall be automatically extended by an equal period; provided, further, that the Borrower shall notify the Administrative Agent upon any such extension.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any particular fiscal period, the amount equal to (a) Consolidated Operating Profit (or Loss) for such period, plus (b) in each case without duplication, and to the extent deducted in calculating Consolidated Operating Profit (or Loss) for such period, (i) depreciation and amortization of the Borrower and its Subsidiaries, (ii) other non-cash charges of the Borrower and its Subsidiaries, (iii) unusual and non-recurring losses of the Borrower and its Subsidiaries, (iv) fees and expenses incurred by the Borrower and its Subsidiaries for acquisitions (including the EOne Acquisition), dispositions, investments and debt or equity issuances (whether or not consummated), including the amount of expenses related to retention awards and (v) unusual, non-recurring or onetime cash expenses, losses and charges (including restructuring, merger and integration charges) of the Borrower and its Subsidiaries; provided that, except for any such amounts incurred in connection with the EOne Acquisition (including in connection with the implementation of cost savings initiatives in connection therewith), amounts added back under this clause (v) shall not exceed $250 million in any four consecutive fiscal quarter period and $400 million after the Effective Date plus (c) the “run rate” amount of cost savings and synergies that are directly attributable to the EOne Acquisition and actions taken in connection therewith and, as of the date of calculation with respect to such fiscal period, are anticipated by the Borrower in good faith to be realized within 24 months following the date of calculation, net of the amount of any such cost savings or synergies actually realized and included in the calculation of Consolidated EBITDA for such period; provided that (A) amounts added back under this clause (c) with respect to any Measurement Period may not exceed 15% of Consolidated EBITDA for such Measurement Period (as calculated without giving effect to this clause (c)) and (B) such cost savings and synergies are factually supportable and have been reasonably detailed by the Borrower in the applicable Compliance Certificate, and minus (d) to the extent included in Consolidated Operating Profit (or Loss) for such period, unusual and non-recurring gains of the Borrower and its Subsidiaries for such period, all determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Total Interest Expense, in each case for the most recently completed Measurement Period.

“Consolidated Net Worth” means an amount equal to (a) the total assets of the Borrower and its Subsidiaries on a consolidated basis minus (b) the total liabilities of the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

“Consolidated Operating Profit (or Loss)” means the consolidated operating profit (or loss) of the Borrower and its Subsidiaries identified as such on the Borrower’s income statement for any period, determined in accordance with GAAP.

“Consolidated Total Funded Debt” means, as of any date of determination, with respect to the Borrower and its Subsidiaries, the amount equal to, without duplication, (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Lease Obligation or any Capitalized Leases, (iv) the face amount of all letters of credit outstanding and (v) any Recourse Obligations, plus (b) the aggregate amount of Indebtedness of the type referred to in clause (a) of another Person (other than the Borrower or a Subsidiary thereof) guaranteed by the Borrower or any of its Subsidiaries, plus (c) the Attributable Indebtedness; provided that there shall be excluded from Consolidated Total Funded Debt (x) Indebtedness incurred by the Borrower or its Subsidiaries under any offering of notes to the extent the proceeds thereof are (1) intended to be used to finance one or more acquisitions permitted hereunder and (2) held by the Borrower or any Subsidiary in a segregated account pending such application (or pending the redemption of such notes in the event any such acquisition is not consummated), until such time as such proceeds are released from such segregated account and (y) indebtedness in respect of media production-level financings incurred by any Subsidiary of the Borrower, to the extent such financings are non-recourse to the Borrower or any Subsidiary Guarantor. In determining under clause (a) of this definition the Indebtedness of the Borrower and its  Subsidiaries under or in respect of any Permitted Receivables Securitization Facility or under clause (c) of this definition the Attributable Indebtedness in respect of any Permitted Receivables Securitization Facility, such Indebtedness or amount shall be reduced by any escrowed or pledged cash proceeds which effectively secure such Indebtedness or the obligations of the Borrower or any such Subsidiary under such Permitted Receivables Securitization Facility.

“Consolidated Total Interest Expense” means, for any period, the aggregate amount of interest expense of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of Consolidated Total Funded Debt as of such day to Consolidated EBITDA for the Measurement Period then ended.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material written agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.21.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to 2.0% plus the rate that otherwise would be applicable (or if no rate is applicable, the Base Rate plus 2.0% per annum).

“Default Right” has the meaning specified in Section 10.21.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three

Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Revolving Borrower” means Hasbro SA, so long as it is a “Designated Borrower” under the Revolving Credit Facility.

“Disposition” or “Dispose” means the sale, transfer, lease or other disposition (including any sale and leaseback transaction) of any property by any Person.

“Disqualified Institutions” means, collectively, those Persons that are (i) competitors of the Borrower or its Subsidiaries or the EOne Acquired Business, identified in writing by the Borrower to the Administrative Agent from time to time (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest hereunder that is otherwise permitted, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or participations), (ii) such other Persons identified in writing by the Borrower to the Administrative Agent prior to August 22, 2019 and (iii) affiliates of the Persons identified pursuant to clauses (i) and (ii) that are either clearly identifiable by name or identified in writing by the Borrower to the Administrative Agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement (other than liabilities with respect to insurance premiums) pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EOCL” means Entertainment One Canada Ltd.

“EOne” means Entertainment One Ltd, a corporation organized under the laws of Canada.

“EOne Acquired Business” means EOne and its Subsidiaries (including EOCL).

“EOne Acquisition” means the series of transactions that will result in the acquisition by the Borrower of the EOne Acquired Businesses pursuant to the EOne Acquisition Agreement.

“EOne Acquisition Agreement” means that certain Arrangement Agreement, dated as of August 22, 2019, among the Borrower, 11573390 Canada Inc. and EOne (together with the schedules thereto), as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“EOne Acquisition Agreement Representations” means the representations and warranties made by EOne in the EOne Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has (or a subsidiary of the Borrower has) the right to terminate its obligations under the EOne Acquisition Agreement as a result of the breach of such representations and warranties in the EOne Acquisition Agreement.

“Equity Proceeds” has the meaning specified in Section 7.05(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means for any Interest Period with respect to any Borrowing, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income, net profit or net worth (however denominated) of such Recipient, franchise or capital Taxes imposed on such Recipient in lieu of net income taxes, and branch profits Taxes of such Recipient, in each case, (i) imposed as a result of such Recipient (or, in the case of a pass-through entity, any of its beneficial owners) being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 3.01(e), and provided, further, that, to the extent such Lender acquired its interest in the relevant Loan pursuant to an assignment or participation, as the case may be, such Lender did so in a manner compliant with Section 10.06(b)(viii).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement, relating to the term loan facility hereunder, dated August 22, 2019, among the Borrower, the Administrative Agent and BofA Securities, Inc.

“Fitch” means Fitch Ratings Inc., or its successors.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States consistent with the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Hazardous Materials” means all explosive or radioactive substances or wastes regulated pursuant to any Environmental Law and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” as applied to any Person, means, without duplication:

(a)          every obligation of such Person to repay money borrowed,

(b)          every obligation of such Person for principal evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)          every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)          every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding (i) trade accounts payable or accrued liabilities arising in the ordinary course of business and (ii) earnout obligations in respect of assets or businesses acquired prior to the Effective Date),

(e)          every obligation of such Person under any Capitalized Lease,

(f)          every obligation of such Person under any Synthetic Lease Obligation,

(g)          Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(h)          every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (h) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any such obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (w) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (x) any Capitalized Lease shall be the discounted aggregate rental obligations under such Capitalized Lease required to be capitalized on the balance sheet of the lessee in accordance with GAAP and (y) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes, other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Individual Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six month thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period for any Loan shall extend beyond the Maturity Date applicable to such Loan.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arrangers” means, collectively, BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citibank, N.A. and Citizens Bank, N.A., each in its capacity as co-lead arranger and co-book runner.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire as provided to the Borrower, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Leverage Notice” has the meaning specified in Section 7.05(b).

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(b).

“LIBOR Successor Rate Conforming Changes” has the meaning specified in Section 3.03(b).

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any agreement to provide a security interest).

“Loan” has the meaning specified in Section 2.01(b).

“Loan Documents” means this Agreement, each Note, any Subsidiary Guaranty, the Fee Letter and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or of any other Loan Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor (if any).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), (a) a material adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole; other than as a result of the imposition of, or increase in, any tariffs or similar government imposed economic costs or controls, that do not have, and could not reasonably be expected to have, a disproportionate adverse effect on the Borrower and its Subsidiaries taken as a whole, as compared to other similarly situated businesses operating in the same areas of business and geographies as the Borrower and its Subsidiaries; (b) a material adverse effect on the ability of the Borrower individually or the Loan Parties and their Significant Subsidiaries taken as a whole, to perform its or their respective Obligations (as the case may be) under the Loan Documents; or (c) any material impairment of (i) the validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or (ii) the rights, remedies or benefits available to the Administrative Agent or any Lender under the Loan Documents.

“Maturity Date” means the 3-Year Tranche Maturity Date or the 5-Year Tranche Maturity Date, as applicable.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or 6.01(b).

“Minimum Principal Amount” means, a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as defined in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Priority Indebtedness” means Indebtedness which (a) is not senior to the Obligations, (b) does not have any priority of payment over the Obligations and (c) is not secured by Liens on any of the Borrower’s or any Subsidiary’s assets.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of (x) Exhibit B-1, in the case of 3-Year Tranche Loans, or (y) Exhibit B-2, in the case of 5-Year Tranche Loans.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the foregoing, the Obligations include the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction document pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Receivables Securitization Facility” means any transaction or series of related transactions providing for the financing of any Receivables; provided that any such transaction shall be consummated on terms that include terms substantially as described on Schedule 1.03 or as the Required Lenders may otherwise consent, such consent not to be unreasonably withheld.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees and not excluded under Section 4 of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” means, with respect to compliance with any test or covenant for any period (including any Measurement Period) hereunder, compliance with such test or covenant after giving effect to any disposition or acquisition, giving effect to increases or (as the case may be) decreases in EBITDA based on the historical financial results of such disposed or acquired entity and using, for purposes of determining such compliance with respect to the Borrower and its Subsidiaries, the consolidated financial statements of the Borrower and its Subsidiaries as if such disposition or acquisition had been consummated at the commencement of such period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning specified in Section 10.21.

“QFC Credit Support” has the meaning specified in Section 10.21.

“Quarterly Payment Date” has the meaning specified in Section 2.08(b).

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Receivables” means all accounts and accounts receivable of the Borrower or any of its Subsidiaries, including, without limitation, any accounts and accounts receivable constituting or evidenced by chattel paper, instruments or general intangibles, all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, all proceeds thereof and rights (contractual and other) and collateral for such accounts and accounts receivable, and all insurance policies or rights relating to any of the foregoing.  Notwithstanding the foregoing, Receivables shall not include any rights or interests in intellectual property of the Borrower or any of its Subsidiaries.

“Receivables Subsidiary” means any special purpose, bankruptcy-remote corporation, limited liability company, trust or other entity established and majority owned by the Borrower or a Subsidiary that purchases, receives contributions of, or receives financing secured by, Receivables generated by the Borrower or any of its Subsidiaries.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Obligations” of a Person means all sales with recourse by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith.  The outstanding amount of any Recourse Obligation shall be the portion of the principal investment of the purchaser thereof (other than the Borrower or a Subsidiary) as to which recourse to such Person exists, in any event excluding amounts representative of yield and interest earned on such investment.

“Register” has the meaning specified in Section 10.06(c).

“Regulation S-X” has the meaning specified in Section 4.02(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” has the meaning specified in Section 3.03(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that if the Required Lenders are being determined only with respect to a specific Class, then the Total Credit Exposure shall be determined with respect to such Class only.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means (a) the chief executive officer, chief operating officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party, and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Credit Facility” means the revolving credit facility under that certain Second Amended and Restated Revolving Credit Agreement, dated as of the date hereof, by and among the Borrower, the other borrowers party thereto, the lenders party thereto and Bank of America,

N.A., as administrative agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified.

“S&P” means S&P Global Ratings and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctions” means economic or financial sanctions administered or enforced by the United States Government (including, without limitation, OFAC), the European Union, Her Majesty’s Treasury (“HMT”), the Government of Canada, or any other relevant sanctions authority of a jurisdiction in which the Borrower conducts business, or established pursuant to United Nations Security Council resolution.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Significant Subsidiary” means any Subsidiary of the Borrower (other than any Receivables Subsidiary), which, either alone or together with the Subsidiaries of such Subsidiary, meets either of the following conditions:

(a)          the investments of the Borrower and its Subsidiaries in, or their proportionate share (based on their equity interests) of the book value of the total assets (after intercompany eliminations) of, the Subsidiary in question exceed 10% of the book value of the total assets of the Borrower and its Subsidiaries on a consolidated basis, or

(b)         the equity of the Borrower and its Subsidiaries in the revenues of the Subsidiary in question exceeds 10% of the revenues from continuing operations of the Borrower and its Subsidiaries on a consolidated basis for the Borrower’s most recent fiscal year.

“SOFR” has the meaning specified in Section 3.03(b).

“SOFR-Based Rate” has the meaning specified in Section 3.03(b).

“SPC” has the meaning specified in Section 10.06(h).

“Specified Representations” means the representations and warranties (in each case, solely with respect to the Borrower and each other Loan Party) set forth in Sections 5.01(a) (limited to due organization or formation and valid existence), 5.01(b)(ii), 5.02(i), 5.02(ii)(a), 5.02(ii)(b) (solely with respect to any agreement with respect to Indebtedness of the Borrower or its Subsidiaries in a committed or outstanding principal amount at least equal to the Threshold Amount and without giving effect to any material adverse effect qualification contained in such representation), 5.04, 5.13, 5.18(b) and 5.20.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) is at the time beneficially owned directly or indirectly through one or more Subsidiaries by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.  For the purposes of this Agreement and the other Loan Documents, from and after the Closing Date, EOCL and its Subsidiaries shall in any event be deemed to be Subsidiaries of the Borrower so long as they are included in the consolidated financial statements of the Borrower.

“Subsidiary Guarantors” means any Subsidiary Guarantors that may become party to a Subsidiary Guaranty from time to time pursuant to Section 6.12.

“Subsidiary Guaranty” means a Subsidiary Guaranty made by one or more Subsidiary Guarantors after the Effective Date in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.

“Supported QFC” has the meaning specified in Section 10.21.

“Swap Contract” means any agreement or arrangement designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

“Synthetic Lease” means (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, or fees or other charges related thereto imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” has the meaning specified in Section 3.03(b).

“Threshold Amount” means $125,000,000.

“Total Credit Exposure” means, as to any Lender at any time, either (a) prior to the Closing Date, the Commitments or (b) on and following the Closing Date, the outstanding Loans, as applicable, of such Lender at such time; provided that if the Total Credit Exposure shall be determined with respect to one Class only, only the Commitments or Loans, as applicable, of such Class shall be included. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time

“Transactions” means the EOne Acquisition, the borrowing of the Loans hereunder, the issuance by the Borrower of equity securities, equity-linked securities, hybrid debt-equity securities and/or senior unsecured debt securities through a public offering or in a private placement to finance the EOne Acquisition, the entry into by the Borrower of (and, if applicable, borrowing under) the Bridge Facility and the other transactions contemplated by or related to the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02.        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any express restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules unless otherwise specified shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all applicable tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.  Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03.        Accounting Terms.

(a)          Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.01 or, prior to such delivery, the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that such reconciliation shall be required to be provided only for the four fiscal quarters following such change.  Without limiting the foregoing, including for the purpose of calculating the Consolidated Total Leverage Ratio, leases shall be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements (i.e. without giving effect to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842)) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.  For the avoidance of doubt, changes in GAAP shall include both changes adopted after the date hereof and changes adopted prior to the date hereof and first made effective as to the Loan Parties after the date hereof.

1.04.        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06.       Interest Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

1.07.      Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “3-Year Tranche Loan”) and/or by Type (e.g., a “Eurodollar 3-Year Tranche Loan”). Borrowings also may be classified and referred to by Class (e.g., a “3-Year Tranche Borrowing”) or by Type (e.g., a “Eurodollar 3-Year Tranche Borrowing”).

ARTICLE II.
THE COMMITMENTS AND LOANS

2.01.        Loans.

(a)           Subject to the terms and conditions set forth herein, each Lender hereby severally agrees to make a term loan (each such loan, a “3-Year Tranche Loan”) to the Borrower in Dollars in a single drawing on the Closing Date in an aggregate amount to equal such Lender’s 3-Year Tranche Commitment.

(b)         Subject to the terms and conditions set forth herein, each Lender hereby severally agrees to make a term loan (each such loan, a “5-Year Tranche Loan” and, together with the 3-Year Tranche Loans, each, a “Loan” and, collectively, the “Loans”) to the Borrower in Dollars in a single drawing on the Closing Date in an aggregate amount to equal such Lender’s 5-Year Tranche Commitment.

(c)           Any Loans that are paid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02.        Borrowings, Conversions and Continuations of Loans.

(a)          Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans and (ii) 12:00 noon on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in an amount not less than the Minimum Principal Amount.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the Class of the Loans to be borrowed, converted or continued, (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted and (vi) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)          Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office in the case of any Loan that is a Eurocurrency Rate Loan, not later than 11:00 a.m., and in the case of any Loan that is a Base Rate Loan, not later than 2:00 p.m., in each case on the Business Day specified in the applicable Loan Notice.  Subject to satisfaction of the applicable conditions set forth in Section 4.01 and 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent on the Business Day specified in the applicable Loan Notice either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

(c)           Subject to Section 3.05, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of an Event of Default, the Administrative Agent or Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings of all Classes, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03.        [Intentionally Omitted].

2.04.        [Intentionally Omitted].

2.05.        [Intentionally Omitted].

2.06.       Optional Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans of any Class in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than (A) 1:00 p.m. three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) 12:00 noon on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify (a) the date and amount of such prepayment, (b) the Class(es) of Loans to be prepaid, (c) in the case of 5-Year Tranche Loans, the amortization payments to which such prepayment is to be applied; provided that if the Borrower makes no such specification, any prepayment of 5-Year Tranche Loans shall reduce subsequent amortization payments in the direct order of maturity, and (d) the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment on the date specified therein; provided that any such notice may state that it is conditioned upon the incurrence of other indebtedness or the receipt of proceeds from another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such condition is not satisfied.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders of the applicable Class in accordance with their respective Applicable Percentages of such Class of Loans.

2.07.        Termination or Reduction of Commitments.

(a)          Optional.  The Borrower may, at any time prior to the Closing Date, upon notice to the Administrative Agent, terminate the Commitments of any Class, or permanently reduce the Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon on the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof.  The Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of Commitments. Any reduction of the Commitments of any Class shall be applied to the Commitment of such Class of each Lender according to its Applicable Percentage of Commitments of such Class.  All fees accrued until the effective date of any termination of Commitments of any Class shall be paid on the effective date of such termination.

(b)         Mandatory.  Unless previously terminated, the Commitments shall automatically terminate on the Commitment Termination Date (after giving effect to the funding of any Loans on such date). Any termination of the Commitments pursuant to this Section 2.07(b) shall be permanent. The Borrower shall notify the Administrative Agent upon the termination of the Commitments pursuant to this Section 2.07(b) and the Administrative Agent shall promptly notify each Lender upon receipt of such notice.

2.08.        Repayment of Loans.

(a)           3-Year Tranche Loans.  The Borrower shall repay to the 3-Year Tranche Lenders on the 3-Year Tranche Maturity Date the aggregate principal amount of 3-Year Tranche Loans outstanding on such date.

(b)           5-Year Tranche Loans.  The Borrower shall repay to the 5-Year Tranche Lenders:

(i)          on the last Business Day of each fiscal quarter of the Borrower, commencing with the first full fiscal quarter of the Borrower following the Closing Date (each, a “Quarterly Payment Date”), an aggregate principal amount of 5-Year Tranche Loans equal to the Amortization Percentage of the aggregate amount of all 5-Year Tranche Loans made to the Borrower on the Closing Date; and

(ii)          on the 5-Year Tranche Maturity Date, the aggregate principal amount of 5-Year Tranche Loans outstanding on such date.

Any optional prepayment of 5-Year Tranche Loans shall reduce all subsequent scheduled repayments of 5-Year Tranche Loans to be made pursuant to this Section in the order directed by the Borrower in the related notice of prepayment or, if not specified therein, in the direct order of maturity.

2.09.        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for Eurocurrency Rate Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b)           (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

 (ii)        If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, and an Event of Default results from such failure to pay such amount when due, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10.        Fees.

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender, on the date on which the Commitments of such Lender are terminated (including upon the funding of the Loans on the Closing Date), a commitment fee (the “Commitment Fee”) in Dollars and in Same Day Funds, calculated at a rate per annum equal to 0.15% on the average daily amount of each Class of undrawn Commitments of such Lender, during the period from and including October 21, 2019 to but excluding the date on which such Commitments terminate.

(b)           Other Fees.  The Borrower shall pay such fees in the amounts and at the times as specified in the Fee Letter.

2.11.        Computation of Interest and Fees.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be prima facie evidence for all purposes, absent demonstrable error.

2.12.        Evidence of Debt.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender, and evidenced by one or more entries in the Register, by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent demonstrable error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent)

a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.13.        Payments Generally; Administrative Agent’s Clawback.

(a)          General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff (other than with respect to Taxes which shall be governed solely by Section 3.01).  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each applicable Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)          (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Overnight Rate from time to time in effect.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the compensation period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (excluding such interest payable by such Lender to the Administrative Agent) shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

 (ii)        Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent demonstrable error.

(c)          Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the funding of the Loans on the Closing Date set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)          Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)          Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14.       Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans of any Class made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans of such Class greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of such Class, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and other amounts owing them, provided that:

 (i)        if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

 (ii)       the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation to the extent set forth herein as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.15.       Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)           such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01; and

(b)          no Defaulting Lender shall be entitled to receive any Commitment Fee payable under Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that would otherwise have been required to be paid to that Lender).

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

 (i)         Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

 (ii)        If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then (A) such Loan Party or the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

 (iii)       If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Tax Indemnifications.

 (i)         The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand setting forth the amount and the reasons in reasonable detail therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest and expenses attributable to gross negligence or willful misconduct of the Recipient), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth the amount of such payment or liability and the reasons therefor in reasonable detail delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

 (ii)       Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after written demand setting forth the amount and the reasons in reasonable detail therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth the amount of such payment or liability and the reasons therefor in reasonable detail delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)          Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation.

 (i)         Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by taxing authorities of any jurisdiction and such other information reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

 (ii)        Without limiting the generality of the foregoing, for so long as the Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from backup withholding Tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

 (1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

 (2)        executed originals of IRS Form W-8ECI;

 (3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form

W‑8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

 (iii)       Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)          Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be.  If any Recipient determines in its reasonable discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay to the Recipient the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than penalties, interest or charges attributable to gross negligence or willful misconduct of the Recipient) in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after- Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)          Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02.          Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03.        Inability to Determine Rates.

(a)          If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, unless and until a LIBOR Successor Rate is implemented in accordance with Section 3.03(b), that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent shall forthwith give notice of such determination to the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice (which notice the Administrative Agent and the Required Lenders agree to promptly revoke upon determination that the conditions giving rise to such notice no longer exist).  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)          Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

 (i)         adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

 (ii)         the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

 (iii)        syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated  (the “Adjustment”; and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment.   Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)).

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

For the purposes hereof:

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period,

timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

3.04.        Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

 (i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);

 (ii)      subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

 (iii)       impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then from time to time within 30 days following written demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.07), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), in each case by an amount deemed by such Lender to be material, then from time to time within 30 days following written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.07), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)         Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Additional Reserve Requirements.  If any Lender is required to comply with any reserve ratio requirement or analogous requirement of any Governmental Authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, the Borrower shall pay to such Lender such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), which shall be due and payable on each date on which interest is payable on such Loan, provided that the

Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 15 days from receipt of such notice.

3.05.       Compensation for Losses.  Upon the written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it excluding any loss of margin or actual anticipated profits as a result of:

(a)          any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to any Lender under this Section 3.05, such Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06.       Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has not eliminated such Indemnified Taxes or additional amounts by designating a different lending office in accordance with Section 3.07(e), the Borrower may replace such Lender in accordance with Section 10.13.

3.07.        Matters Applicable to All Requests for Compensation.

(a)          If the Administrative Agent or any Lender claims compensation under this Article III, it shall deliver a certificate to the Borrower contemporaneously with the demand for payment setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)          With respect to any Lender’s claim for compensation under any of Sections 3.02 through 3.05, the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation from  the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.07(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)          If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan (or to convert Base Rate Loans into Eurocurrency Rate Loans) shall be suspended pursuant to Section 3.07(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.01 through 3.04 hereof that gave rise to such conversion no longer exist: (i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and (ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)          If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in any of Sections 3.02 through 3.04 that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.07 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods).

(e)           Each Lender agrees that if the Borrower is required to pay an additional amount to the Lender or to any Governmental Authority for the account of the Lender pursuant to Section 3.01, it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s internal policies and any legal or regulatory restrictions) to reduce or eliminate such payment, including to designate another Lending Office for any Loan affected and (ii) if any Lender (A) requests compensation under Section 3.04, or (B) notifies the Borrower that it has determined that it is unlawful for its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that in each case, such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.07(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01, 3.02 or 3.04.

3.08.        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT

4.01.        Conditions Precedent to the Effective Date.  The effectiveness of the Commitments is subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)          The Administrative Agent shall have received the following, each of which shall be originals or e-mailed copies (followed promptly by originals), each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date):

 (i)         executed counterparts of this Agreement;

 (ii)        Notes executed by the Borrower in favor of each Lender requesting Notes;

 (iii)      certificates of resolutions or other equivalent action and incumbency certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

 (iv)       documents and certifications evidencing that each Loan Party is validly existing and in good standing and qualified to engage in business in its jurisdiction of organization; and

 (v)        opinions of (i) Tarrant Sibley, Esq., Senior Vice President, Chief Legal Officer and Secretary of the Borrower and (ii) Cravath, Swaine & Moore LLP, special New York counsel to the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(b)          All accrued and invoiced fees and expenses of the Lead Arrangers, the Administrative Agent and the Lenders (including the fees and expenses of counsel for the Administrative Agent) required to be paid on or before the Effective Date shall have been paid.

(c)          (i) Upon the reasonable request of any Lender made at least 10 Business Days prior to the Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the AML Legislation, in each case at least 3 Business Days prior to the Effective Date and (ii) at least 3 Business Days prior to the Effective Date, the Borrower shall have delivered, to each Lender that so requests at least 10 Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01(a), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.  The Administrative Agent shall notify the Borrower and the Lenders of the occurrence of the Effective Date, and such notice shall be conclusive and binding.

4.02.       Conditions Precedent to the Closing Date.  The obligations of the Lenders to make Loans on the Closing Date are subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent not later than the Commitment Termination Date:

(a)          The Effective Date shall have occurred.

(b)          The EOne Acquisition shall have been (or substantially concurrently with the funding of the Loans, shall be) consummated in all material respects in accordance with the EOne Acquisition Agreement, and no provision of the EOne Acquisition Agreement (as in effect on August 22, 2019) shall have been amended or modified by the Borrower, and no condition therein shall have been waived or consent granted or request made by the Borrower, in each case, in any respect that is materially adverse to the Lenders in their capacities as such without the Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, that (i) any increase in the purchase price in the EOne Acquisition Agreement shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent if such purchase price increase does not exceed 10.0% in aggregate (other than increases in the purchase price in the form of common stock of the Borrower, which shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent), (ii) no decrease below the purchase price in the EOne Acquisition Agreement shall, in and of itself, be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent, but, to the extent in cash and after giving effect to the applicable mandatory prepayment and commitment reduction provisions of the Bridge Facility, shall reduce the dollar equivalent amount (as reasonably determined by the Administrative Agent) of the Commitments, allocated pro rata between each Class and (iii) any such amendment, modification or waiver with respect to (x) Section 3.1(n)(1) or  Section 6.2(b)(i) (insofar as it relates to such Section 3.1(n)(1)) of the EOne Acquisition Agreement or (y) the definition of “Material Adverse Effect” contained in the EOne Acquisition Agreement, in each case, shall be deemed materially adverse to the Lenders.

(c)          Since August 22, 2019, there shall not have been or occurred any Material Adverse Effect (as defined in the EOne Acquisition Agreement as in effect on August 22, 2019).

(d)          To the extent also provided to BofA Securities, Inc., in its capacity as the lead arranger of the Bridge Facility, the Administrative Agent shall have received (a) audited consolidated balance sheets and related consolidated statements of operations, comprehensive earnings, cash flows and shareholders’ equity and redeemable noncontrolling interests of the Borrower, and audited consolidated balance sheets and related consolidated statements of comprehensive income, cash flows and changes in equity of EOne, in each case, as of and for each of the last three full fiscal years ended at least 60 days prior to the Closing Date, and (b) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive earnings, cash flows, and shareholders’ equity and redeemable noncontrolling interests of the Borrower as of and for each subsequent fiscal quarter (other than any fourth fiscal quarter) ended at least 40 days prior to the Closing Date (together with the corresponding period(s) of the prior fiscal year), and the unaudited consolidated balance sheet and related consolidated statements of comprehensive income, cash flows and changes in equity of EOne as of and for the six months ended September 30, 2019 if such date is at least 40 days prior to the Closing Date (together with the corresponding period(s) of the prior fiscal year). In the case of the Borrower, such financial statements shall be prepared in accordance with U.S. GAAP. In the case of EOne, such financial statements shall be prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. In the case of any audited information, such financial statements shall be audited in accordance with U.S. generally accepted auditing standards as promulgated by the AICPA (US GAAS) for filing with the SEC and, in the case of any unaudited information, shall be reviewed in accordance with Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder applicable to unaudited interim financial statements. With respect to such financial statements of the Borrower, it is understood that this condition shall be deemed satisfied through the public filing of financial statements complying with the foregoing requirements on Form 10-K or Form 10-Q, as the case may be, by the Borrower with the SEC. To the extent also provided to BofA Securities, Inc., in its capacity as the lead arranger of the Bridge Facility, the Administrative Agent shall also have received pro forma financial statements of the Borrower giving effect to the Transactions and any other recent, probable or pending acquisitions or dispositions, in each case, solely to the extent required by Article 11 of Regulation S-X (“Regulation S-X”), and only to the extent the Borrower will be required to file such pro forma financial statements with the SEC, regardless of the timing of such filing, which pro forma financial statements shall be prepared in accordance with Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder applicable to pro forma financial statements included in registration statements on Form S-3.

(e)          The Administrative Agent shall have received (i) a certificate signed by a Responsible Officer of the Borrower certifying there has been no change to the certificates, resolutions or other equivalent documents since the date of their delivery pursuant to Section 4.01(a)(iii) (or attaching thereto any updated certificate, resolutions or other equivalent documents), (ii) documents and certifications evidencing that each Loan Party is validly existing and in good standing in its jurisdiction of organization, (iii)  a certificate of a Responsible Officer of the Borrower certifying that the conditions precedent in Section 4.02(b) and Section 4.02(g) have been satisfied, (iv) a Loan Notice for the Borrowings on the Closing Date, in accordance with Section 2.02 and (v) a solvency certificate from the treasurer or other financial officer of the Borrower substantially in the form of Exhibit G hereto.

(f)          The Lead Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter and this Agreement (solely with respect to expenses) to the extent invoiced at least two Business Days prior to the Closing Date.

(g)         (x) There shall exist no Event of Default pursuant to Section 8.01(a); Section 8.01(b) (solely with respect to breaches of the negative covenants in Section 7.01 (Liens, but excluding any non-consensual liens arising by operation of law) and Section 7.03 (Fundamental Changes)); Sections 8.01(f) and (g) (in each case, solely with respect to the Borrower); and (y) each of the EOne Acquisition Agreement Representations shall be true and correct and each of the Specified Representations shall be true and correct in all material respects (or, in the case of any Specified Representations qualified by materiality, in all respects), in each case, on the Closing Date (except to the extent that any such representations and warranties relate to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date or period).

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders, on the Effective Date (other than Section 5.20) and on the Closing Date, that:

5.01.       Existence, Qualification and Power.  Each Loan Party and each Significant Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02.       Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (i) have been duly authorized by all necessary corporate or other organizational action, and (ii) do not and will not (a) contravene the terms of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any material Lien under any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries; or (c) violate any Law or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except, in the cases of clauses (b) and (c) to the extent such conflict, breach, contravention, creation or violation would not reasonably be expected to have a Material Adverse Effect.

5.03.       Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those such as have been obtained or made and are in full force and effect, (ii) any filings of this Agreement and the other Loan Documents with the SEC required to be made after the date hereof and (iii) such approvals, consents, exemptions, authorizations, actions or notices the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

5.04.       Binding Effect.  This Agreement and each other Loan Document have been duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or remedies generally and by general principles of equity and an implied covenant of good faith and fair dealing.

5.05.        Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements (i) were prepared in accordance with GAAP and (ii) present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and for the indicated period.

(b)          Other than as publicly disclosed prior to July 31, 2019, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that had or would reasonably be expected to have a Material Adverse Effect.

5.06.       Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing at law, in equity, in arbitration or before any Governmental Authority by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) provides a reasonable basis for questioning the validity or the enforceability of any Loan Document or (b) except as disclosed in Schedule 5.06(b), either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07.        No Default.  No Default has occurred and is continuing.

5.08.       Ownership of Property; Liens.  Except as disclosed in Schedule 5.08, each of the Borrower and each Significant Subsidiary has good record and marketable title to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, except for Liens permitted by Section 7.01 and except where the failure to have such title or interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09.       Environmental Compliance.  Except as disclosed in Schedule 5.09, there are no claims pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Significant Subsidiaries alleging liability or responsibility of the Borrower or any of its Significant Subsidiaries for violation of any Environmental Law by their respective businesses, operations and properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10.      Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, except (i) as disclosed on Schedule 5.10 or (ii) which, collectively, could not exceed the Threshold Amount.  Except as disclosed on Schedule 5.10, there is no actual or proposed tax assessment against the Borrower or any Subsidiary that would, if made or paid, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.11.        [Intentionally Omitted].

5.12.        Subsidiaries.  As of the Effective Date, the Borrower has no Significant Subsidiaries other than those specifically disclosed in Schedule 5.12.

5.13.        Margin Regulations; Investment Company Act.

(a)           No proceeds of any Loans will be used to purchase, acquire or carry any margin stock (within the meaning of Regulation U issued by the FRB) in violation of the provisions of the regulations of the FRB.

(b)           No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14.        Disclosure.

(a)           As of the Effective Date and the Closing Date, the reports, financial statements, certificates and other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions and the other transactions contemplated hereby and the negotiation of this Agreement or delivered by or on behalf or any Loan Party hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) (other than the Projections, estimates and information of a general economic nature) (taken as a whole, the “Information”) as of such date do not, when taken as a whole, contain any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projections, estimates, budgets and other forward-looking information (taken as a whole, the “Projections”), the Borrower represents and warrants, as of each of the Effective Date and the Closing Date, only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation, it being recognized by the Administrative Agent and the Lenders that (x) such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected or forecasted results and that such differences may be material and that such Projections are not a guarantee of financial performance and (y) no representation is made with respect to information of a general economic or general industry nature.

(b)           As of the Effective Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.

5.15.        [Intentionally Omitted].

5.16.        Foreign Assets Control Regulations, Etc.  Neither the Borrower nor any of its Subsidiaries is an entity on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC.

5.17.       OFAC.  Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, or affiliate under the control of the Borrower or a subsidiary thereof, is an individual or entity that is, or is more than 50% owned or controlled by one or more individuals or entities that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons, HMT’s Consolidated List of Financial Sanctions Targets, the Consolidated Canadian Autonomous Sanctions List or the Consolidated United Nations Security Council Sanctions List, or any similar list enforced by any other relevant sanctions authority in a jurisdiction in which the Borrower conducts business or (iii) located, organized or resident in a Designated Jurisdiction.

5.18.        Anti-Corruption Laws.

(a)          Except to the extent that the failure to do so (A) would not reasonably be expected to have a Material Adverse Effect and (B) would not result in any non-compliance by, or other adverse impact on any of the Lenders the Administrative Agent or the Lead Arrangers with respect to the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption or anti-money laundering legislation in other jurisdictions, the Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption or anti-money laundering legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws (collectively, “Anti-Corruption Laws”).

(b)           No Loan Party has, and will not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Loans in breach of Sections 7.06 or 7.07 or otherwise in violation of applicable AML Legislation.

5.19.        EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

5.20.       Solvency.  On and as of the Closing Date, immediately after giving effect to the Transactions, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan shall remain unpaid or unsatisfied or any other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Significant Subsidiary to:

6.01.        Financial Statements.  Deliver to the Administrative Agent for further prompt distribution to the Lenders:

(a)           as soon as available, but in any event no later than 100 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and the consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report of KPMG, LLP or other registered public accounting firm of nationally recognized standing selected by the Borrower, which report shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States) and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)           as soon as available, but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02, the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02.        Certificates; Other Information.  Deliver to the Administrative Agent for further prompt distribution to the Lenders:

(a)          concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(b)          promptly after the same are available, copies of each report or financial statement sent to the stockholders of the Borrower generally, and copies of all regular and periodic reports which the Borrower may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)          promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(d)          promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  In every instance the Borrower shall be required to provide, whether electronically or otherwise, executed copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Affiliates or their respective securities) (each, a “Public Lender”).  The Administrative Agent hereby agrees that when it posts such Borrower Materials on the Platform, it will post such Borrower Materials in the form the Borrower provided to the Administrative Agent.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders must be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Lead Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, no Loan Party is under any obligation to mark any Borrower Materials as “PUBLIC.”

6.03.        Notices.  Promptly upon any Responsible Officer obtaining knowledge thereof, notify the Administrative Agent:

(a)           of the occurrence of any Default;

(b)           of any litigation or proceedings pending or threatened in writing affecting the Borrower or any of its Subsidiaries involving an uninsured claim against the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect; and

(c)           of any announcement by Fitch, Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(c)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  The Administrative Agent will promptly notify the Lenders of any notices it receives pursuant to this Section 6.03.

6.04.       Payment of Obligations.  Pay and discharge or otherwise satisfy prior to the time when any penalty or fine shall be incurred with respect thereto (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (b) all other lawful claims which, if unpaid, would by law become a Lien upon its property (other than any Lien permitted under Section 7.01), except, in the case of clauses (a) and (b) to the extent failure to pay or discharge the same would not reasonably be expected to have a Material Adverse Effect or unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves, if any, required by GAAP are being maintained by the Borrower or such Significant Subsidiary.

6.05.       Preservation of Existence, Etc.  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03; provided that the legal existence or good standing of any Significant Subsidiary may be terminated or permitted to lapse if the Borrower determines in good faith that such termination or lapse is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

6.06.       Maintenance of Properties.  Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof in accordance with sound industry practice.

6.07.      Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by similarly situated Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance) as are customarily carried under similar circumstances by such other Persons; provided that the Borrower and any of its Significant Subsidiaries may maintain a program of self insurance in accordance with sound business practices.

6.08.       Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, (b) except as disclosed on Schedule 6.08, or (c) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09.      Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP and, in the case of a Foreign Subsidiary, applicable statutory reporting requirements, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Significant Subsidiary, as the case may be, as and to the extent required thereby.

6.10.       Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender at the expense of that Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may only exercise its inspection rights hereunder twice per fiscal year; provided, further, that representatives of the Borrower may be present during such inspections and discussions at all times prior to the occurrence of a Default or Event of Default.

6.11.       Use of Proceeds.  Use the proceeds of the Loans (i) to pay a portion of the cash consideration for the EOne Acquisition, (ii) to repay, repurchase or otherwise satisfy and discharge outstanding indebtedness of EOne and its Subsidiaries and (iii) to pay fees and expenses incurred in connection with the Transactions.

6.12.       Addition of Guarantors.  From time to time, the Borrower may, but shall not be required to, cause one or more of its Subsidiaries to become a Subsidiary Guarantor by causing such Subsidiary to (i) execute and deliver to the Administrative Agent a Subsidiary Guaranty or such other document as shall be reasonably satisfactory to the Administrative Agent for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13.       Anti-Corruption Laws.  Except to the extent that the failure to do so (i) would not reasonably be expected to have a Material Adverse Effect and (ii) would not result in any non-compliance by, or other adverse impact on any of the Lenders, the Administrative Agent or the Lead Arrangers with respect to the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption or anti-money laundering legislation in other jurisdictions, conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption or anti-money laundering legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan shall remain unpaid or unsatisfied or any other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied:

7.01.       Liens.  The Borrower shall not, nor shall it permit any Subsidiary (other than any Foreign Subsidiary) to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, thereof; provided, however, that (i) such extension, renewal or replacement shall be limited to all or part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property), (ii) the amount secured or benefited thereby is not increased except to the extent the increased amount of Indebtedness would be permitted under Section 7.02, (iii) the direct or indirect obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)          Liens for taxes, assessments or governmental charges not overdue for a period of more than 60 days or, if more than 60 days overdue, (i) which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP), (ii) which secure payments disclosed on Schedule 7.01(c), or (iii) with respect to which failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business securing amounts which are not overdue for a period of more than 60 days or, if more than 60 days overdue (i) such Lien is being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person or (ii) the failure to pay such amounts would not reasonably be expected to have a Material Adverse Effect;

(e)           (i) Liens incurred in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies or (iii) obligations in respect of letters of credit or bank guarantees that have been posted to support the payment of the items set forth in clauses (i) and (ii) of this Section 7.01(e);

(f)         deposits or pledges to secure the performance of bids, tenders, trade contracts and leases (other than for borrowed money), statutory obligations, surety and appeal bonds, indemnity bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)         easements, rights-of-way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other similar encumbrances and minor liens, none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries and which defects do not individually or in the aggregate have a Material Adverse Effect;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)           Liens on assets acquired, constructed or improved by the Borrower or any of its Subsidiaries, provided, however, that (i) such Liens secure Indebtedness permitted by Section 7.02(g), and (ii) such Liens shall not apply to any other property or assets of the Borrower or any of its Subsidiaries; and

(j)            Liens on the property or assets of a Person which is merged into or becomes a Subsidiary of the Borrower after the date hereof securing Indebtedness permitted under Section 7.02(h); provided that (i) such Liens existed at the time of such merger or at the time such Person became such a Subsidiary and were not created in anticipation thereof, (ii) any such Lien does not extend to cover any other property or assets of the Borrower or any Subsidiary and (iii) in the case of property or assets of any Person merged into a Loan Party, such Liens do not secure obligations exceeding $75,000,000 in aggregate amount at any time outstanding;

(k)         Liens existing on assets or properties at the time of the acquisition thereof by the Borrower or any Subsidiary of the Borrower which were not created in anticipation of the acquisition thereof by the Borrower or such Subsidiary, and which (i) do not extend to or cover any assets or property of the Borrower or such Subsidiary other than the assets or property being acquired or (ii) do not secure any Indebtedness not permitted under Section 7.02;

(l)           any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i), (j) and (k); provided, however, that such extension, renewal or replacement shall be limited to all or part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(m)          rights of setoff and similar arrangements in favor of depository and securities intermediaries to secure customary fees and similar amounts related to bank accounts or securities accounts;

(n)          any encumbrance or restriction (including, without limitation, put and call agreements and transfer restrictions, but not pledges) with respect to the Capital Stock of any joint venture or similar arrangement created pursuant to the joint venture or similar agreements with respect to such joint venture or similar arrangement;

(o)           [Intentionally Omitted];

(p)           [Intentionally Omitted];

(q)           Liens on assets of any Foreign Subsidiary securing Indebtedness of any Foreign Subsidiary permitted by Section 7.02(j);

(r)          Liens created pursuant to and in accordance with any Permitted Receivables Securitization Facility and Liens created in connection with Recourse Obligations for credit enhancement or liquidity purposes, pursuant to any agreement pursuant to which the Borrower and certain of its Subsidiaries agree to sell, assign, pledge and transfer to a credit insurance provider or other similar entities certain Recourse Obligations;

(s)          Liens on assets of any Subsidiary securing any Indebtedness of such Subsidiary permitted by Section 7.02(k); provided that such Liens shall apply only to the assets being financed by such Indebtedness and assets related thereto (including the Capital Stock of any special purpose entity created or formed to hold or develop such assets); and

(t)          other Liens on assets which secure obligations in an aggregate amount not exceeding the excess of 15% of Consolidated Net Worth over the aggregate outstanding amount of Indebtedness then incurred in accordance with Section 7.02(l) at any time outstanding.

7.02.        Indebtedness.  The Borrower shall not, nor shall the Borrower permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under (i) the Loan Documents or (ii) in the case of the Designated Revolving Borrower, the Revolving Credit Facility;

(b)           Non-Priority Indebtedness of the Borrower;

(c)           Non-Priority Indebtedness of Subsidiaries of the Borrower that are Subsidiary Guarantors;

(d)          Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided further that the direct or contingent obligor with respect to such Indebtedness is not changed.

(e)           Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary;

(f)           guarantees by the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of any Subsidiary, other than guarantees by a Domestic Subsidiary in respect of Indebtedness of a Foreign Subsidiary;

(g)          Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including under Capitalized Leases and Synthetic Leases, and any Indebtedness assumed in connection with the acquisition of any assets or secured by a Lien on such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (g) shall not at any one time exceed $50,000,000 (but, if recourse to such Person is limited to such property, then the amount of such Indebtedness of such Person shall be deemed to be limited to the lesser of (i) the outstanding amount of such secured Indebtedness, and (ii) the fair market value of the property subject to such Lien);

(h)         Indebtedness of any Person that becomes a Subsidiary or that is merged with or into the Borrower or a Subsidiary after the date hereof or related to assets or properties described in Section 7.01(k); provided that such Indebtedness exists (i) at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, or (ii) at the time the property or asset is acquired, as applicable, and is not created in contemplation of or in connection with such acquisition;

(i)           Indebtedness in connection with any Permitted Receivables Securitization Facility and Indebtedness created in connection with Recourse Obligations for credit enhancement or liquidity purposes, pursuant to any agreement pursuant to which the Borrower and certain of its Subsidiaries agree to sell, assign, pledge and transfer to a credit insurance provider or other similar entities certain Recourse Obligations; and

(j)            Indebtedness (other than guarantees of Indebtedness of the Borrower) of Foreign Subsidiaries other than the Designated Revolving Borrower;

(k)           Indebtedness of any Subsidiary in respect of media production-level financings, to the extent such financings are non-recourse to the Borrower or any Subsidiary Guarantor; and

(l)          other Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not exceeding the excess of 15% of Consolidated Net Worth over the aggregate outstanding amount of obligations secured by Liens incurred in accordance with Section 7.01(t) at any time outstanding.

7.03.       Fundamental Changes.  The Borrower shall not, nor shall the Borrower permit any Significant Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, agree to or effect any acquisition of at least a majority of the Capital Stock or all or substantially all of the assets of any Person or any division or line of business of any Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)           so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person provided that the Borrower shall be the continuing or surviving Person;

(b)          any Significant Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with another Subsidiary, a Subsidiary Guarantor shall be the continuing or surviving Person, or (iii) any other Person provided that such Significant Subsidiary shall be the continuing or surviving Person;

(c)          any Significant Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such transaction is a Subsidiary Guarantor, then the transferee must either (i) be or simultaneously with such transaction become (by executing and delivering to the Administrative Agent a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, to the Subsidiary Guaranty) a Subsidiary Guarantor or (ii) be the Borrower;

(d)           so long as no Default exists or would result therefrom, the Borrower or a Significant Subsidiary may acquire the stock or other securities of, or the majority of assets of, any Person, provided that, if the consideration for such acquisition exceeds $100,000,000, not less than five (5) Business Days prior to the consummation of such proposed acquisition, the Borrower shall have delivered to the Administrative Agent a certificate demonstrating compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.05 hereof;

(e)           the Borrower or any Significant Subsidiary may acquire the Capital Stock of any Subsidiary of the Borrower existing on the Effective Date from any then existing minority holder thereof; and

(f)            the foregoing shall not restrict the consummation of the EOne Acquisition.

7.04.       [Intentionally Omitted].

7.05.       Financial Covenants.

(a)          Consolidated Interest Coverage Ratio.  Following the making of the Loans on the Closing Date, the Borrower shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower ending after the Closing Date to be less than 3.00:1.00.

(b)          Consolidated Total Leverage Ratio.  Following the making of the Loans on the Closing Date, the Borrower shall not permit the Consolidated Total Leverage Ratio as at the end of any fiscal quarter ended after the Closing Date to exceed the applicable ratio set forth in the applicable column opposite such fiscal quarter in the table below, based on the aggregate gross proceeds of Capital Stock issued by the Borrower after August 22, 2019 and on or prior to the Closing Date (“Equity Proceeds”); provided that (i) such ratio shall be calculated on a Pro Forma Basis for any Measurement Period including the fiscal quarter in which an acquisition or disposition occurs for which, in the case of an acquisition, the purchase price exceeds $100,000,000 or, in the case of a disposition, the fair market value of assets or business disposed exceeds $100,000,000; (ii) following such time after the Closing Date when the Consolidated Total Leverage Ratio is no greater than 3.75 to 1.00 for at least four fiscal quarters, then, upon written notice (such notice, a “Leverage Notice”) to the Administrative Agent from the Borrower that an acquisition (other than the EOne Acquisition) with an aggregate consideration greater than or equal to $500,000,000 has been consummated, then, notwithstanding the table below, the Borrower shall not permit the Consolidated Total Leverage Ratio to exceed 4.00 to 1.00 for each of the five consecutive fiscal quarters following the consummation of such acquisition; and (iii) following the five consecutive fiscal quarter period set forth in clause (ii), the Borrower shall not permit the Consolidated Total Leverage Ratio to exceed the applicable ratio set forth in the table below for not fewer than four fiscal quarters before a subsequent Leverage Notice is delivered to the Administrative Agent:

Fiscal Quarters ended on or about	Equity Proceeds of less than $1.0 billion:	Equity Proceeds equal to or greater than $1.0 billion:
December 31, 2019, March 31, 2020 and June 30, 2020	5.65 to 1.00	5.40 to 1.00
September 30, 2020	5.65 to 1.00	5.65 to 1.00
December 31, 2020, March 31, 2021 and June 30, 2021	5.20 to 1.00	4.95 to 1.00
September 30, 2021	5.70 to 1.00	5.45 to 1.00
December 31, 2021, March 31, 2022 and June 30, 2022	4.50 to 1.00	4.35 to 1.00
September 30, 2022	5.00 to 1.00	4.85 to 1.00
December 31, 2022, March 31, 2023 and June 30, 2023	3.80 to 1.00	3.60 to 1.00
September 30, 2023	4.30 to 1.00	4.10 to 1.00

Fiscal Quarters ended on or about	Equity Proceeds of less than $1.0 billion:	Equity Proceeds equal to or greater than $1.0 billion:
December 31, 2023 and thereafter	3.50 to 1.00	3.50 to 1.00

7.06.       Sanctions.  The Loan Parties shall not directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions unless otherwise licensed by OFAC or the U.S. Department of State or otherwise authorized under applicable Law, or (b) if such use of proceeds or funding will result in a violation by any Person (including any individual or entity participating in the transaction, whether as a Lender, Lead Arranger, Administrative Agent or otherwise) of Sanctions.

7.07.       Anti-Corruption Laws.  The Loan Parties shall not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Loans for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in another jurisdiction in which the Borrower conducts business.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01.        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within 30 days after the date for payment specified on the invoice therefor, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05 or Article VII; or

(c)          Other Defaults.  (i) Any Loan Party fails to perform or observe any other covenant or agreement in Section 6.01 or 6.02 on its part to be performed or observed, and such failure continues for 15 days, or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) of this Section 8.01 or clause (i) of this Section 8.01(c)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt of notice from the Administrative Agent or any Lender of such Default; or

(d)         Representations and Warranties.  Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, or in any other Loan Document, or in any certificate or document required to be furnished pursuant to any Loan Document shall be materially incorrect when made or deemed made; or

(e)          Cross-Default.  The Borrower or any Subsidiary (A) fails to make any payment when due, after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness for borrowed money or credit received or in respect of any Capitalized Leases or in respect of any guaranties by the Borrower or any Subsidiary of any such Indebtedness of another Person (other than Indebtedness hereunder) having an aggregate principal amount of more than the Threshold Amount, or (B) defaults (after giving effect to any applicable grace period, and unless waived) with respect to any other agreement relating to any such Indebtedness having an aggregate principal amount of more than the Threshold Amount, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(f)           Insolvency Proceedings, Etc.  Any Loan Party or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any applicable Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or consents to the entry of an order for relief in an involuntary case under applicable Debtor Relief Laws; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar custodian is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding which order is not stayed; or

(g)           Inability to Pay Debts; Attachment.  The Borrower or any Significant Subsidiary admits in writing its inability, or fails generally to pay its debts as they become due; or

(h)           Judgments.  There is entered against the Borrower or any Significant Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by insurance as to which the insurer does not dispute coverage) and there is a period of 60 consecutive days during which such judgment(s) remain undischarged, unvacated, unbonded or unstayed; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period and any extension of time for payment in connection with a dispute under Title IV of ERISA, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan with respect to which it has withdrawal liability in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Loans and all other Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or revokes, terminates or rescinds in writing any Loan Document, except in each case to the extent in accordance with the terms of such Loan Document; or

(k)           Change of Control.  There occurs any Change of Control.

8.02.       Remedies Upon Event of Default.  If (x) prior to the Closing Date, any Event of Default described in Section 8.01(a)(ii) or, solely with respect to the Borrower, (f) or (g) occurs and is continuing or (y) on or after the Closing Date (after giving effect to the funding of the Loans on the Closing Date), any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitment of each Lender to be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments of each Lender shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

During the period from and including the Effective Date and to and including the earlier of the Commitment Termination Date (after giving effect to any funding of the Loans on such date) and the funding of the Loans on the Closing Date, and notwithstanding (i) that any representation made on the Effective Date or on the Closing Date (excluding the Specified Representations and the EOne Acquisition Agreement Representations) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants and negative covenants (excluding compliance on the Closing Date with Section 7.01 (excluding any non-consensual liens arising by operation of law) and Section 7.03), (iii) any provision to the contrary in this Agreement or otherwise or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (a) cancel any of its Commitments, (b) rescind, terminate or cancel this Agreement or any of its Commitments hereunder or exercise any right or remedy or make or enforce any claim under this Agreement, to the extent to do so would prevent, limit or delay the making of its Loans, (c) refuse to participate in making its Loans when required to do so under this Agreement or (d) exercise any right of set-off or counterclaim in respect of its Loans to the extent to do so would prevent, limit or delay the making of its Loans; provided, that the conditions set forth in Section 4.02 are satisfied. Furthermore, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any condition set forth in Section 4.02 is not satisfied on the Closing Date and (b) from the Closing Date after giving effect to the funding of the Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

8.03.       Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the first proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent payable under Section 10.04(a) and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders payable under Section 10.04(a) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations then due and owing have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX
AGENT

9.01.      Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except with respect to Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express)

obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02.       Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.       Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.       Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and, absent bad faith, gross negligence or willful misconduct, shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and, absent bad faith, gross negligence or willful misconduct, shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it with reasonable care, and, absent bad faith, gross negligence and willful misconduct, shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06.        Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower unless an Event of Default is continuing

(such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, with the consent of the Borrower unless an Event of Default is continuing (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower unless an Event of Default is continuing (such consent not to be unreasonably withheld or delayed), appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07.       Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other conditions and creditworthiness of the Loan Parties and its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.      No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Bookrunners or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09.        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 10.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel as provided herein, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10.       Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, (a) to enter into any Subsidiary Guaranty (and any supplement thereto) and (b) to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority provided for in the preceding sentence.

9.11.        Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

 (i)         such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments,

 (ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

 (iii)      (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

 (iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X.
MISCELLANEOUS

10.01.     Amendments, Etc.  Subject to Section 3.03(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)          postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)          reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower or any other Person to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)           change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e)           [intentionally omitted]; or

(f)           change any provision of this Section or the definition of “Required Lenders” without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) any amendment, waiver or consent that affects the rights or obligations of Lenders of one Class differently than the Lenders of the other Class shall additionally require the consent of the Lenders of each such Class representing the Required Lenders with respect to such Class.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any other Loan Document (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment, or modification requiring the consent of all Lenders or each affected Lender, only if by its terms it affects any Defaulting Lender disproportionately adversely relative to other affected Lenders, shall require the consent of the Defaulting Lender.

If any assignee Lender is an Affiliate of the Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 8.01 or 8.02, and the determination of the Required Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans.  If any Lender sells a participating interest in any of the Loans to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation.  A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 8.01 or 8.02 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Required Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans to the extent of such participation.  The provisions of this paragraph shall not apply to an assignee Lender or participant which is also a Lender on the Closing Date or to an assignee Lender or participant which has disclosed to the other Lenders that it is an Affiliate of the Borrower and which, following such disclosure, has been excepted from the provisions of this paragraph in a writing signed by the Required Lenders determined without regard to the interest of such assignee Lender or transferor Lender, to the extent of such participation, in Loans.

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.02.      Notices; Effectiveness; Electronic Communication.

(a)          Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

 (i)         if to the Borrower or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

 (ii)        if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire as provided to the Administrative Agent and the Borrower (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)          Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent and the Borrower otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)        The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or the Internet.

(d)          Change of Address, Etc.  The Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, its Affiliates or their respective securities for purposes of United States Federal or state securities laws.

(e)         Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders, if acting in good faith and without gross negligence or willful misconduct, shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of bad faith, gross negligence or willful misconduct.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.     No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [intentionally omitted], (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04.      Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses.  Other than with respect to Taxes, which shall (except to the extent they arise from a non-Tax claim hereunder) be governed solely by Section 3.01, the Borrower shall pay or reimburse (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of a single primary firm and, if reasonably requested by the Administrative Agent and approved by the Borrower, a single local or foreign firm in each relevant jurisdiction (including Canada) and a single regulatory firm in each relevant regulatory field, of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii)

all out-of-pocket expenses incurred by the Administrative Agent or the Lenders (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          Indemnification by the Borrower.  Other than with respect to Taxes, which shall be governed solely by Section 3.01, the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of (A) a single primary firm and, if reasonably requested by the relevant Indemnitees and approved by the Borrower (which approval shall not be unreasonably withheld), a single foreign firm or local firm in each relevant jurisdiction (including Canada), of counsel for the Indemnitees, unless a conflict exists, in which case, reasonable fees and expenses of reasonably necessary additional counsel for the affected Indemnitee(s) shall be covered), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions and the other transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment (or a settlement that expressly addresses indemnification) to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction (or a settlement that expressly addresses indemnification) or (z) arise from claims of any Indemnitee solely against one or more other Indemnitees not arising from any acts or omissions of the Loan Parties (except any such claims against the Administrative Agent (in its capacity as the Administrative Agent) or the Lead Arrangers (in their capacities as Lead Arrangers)).  For purposes hereof, a “Related Person” of an indemnified person means (i) if the indemnified person is the Administrative Agent or any of its Related Parties, any of the Administrative Agent and its Related Parties, (ii) if the indemnified person is a Lender or any of its Related Parties, any of such Lender and its Related Parties.

(c)          Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any of its Related Parties, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure (of all Classes) at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on each Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and determined taking into account all Classes of Loans then outstanding); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such or against any such Related Party acting for the Administrative Agent (or any such sub-agent) in such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)          Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions and the other transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, that, nothing in this Section 10.04(d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through a Platform in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or any of its Related Persons as determined by a final and nonappealable judgment of a court of competent jurisdiction (or a settlement that expressly addresses indemnification).

(e)           Payments.  All amounts due under this Section shall be payable not later than 30 days after submission of an invoice therefor.

(f)           Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05.     Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06.      Successors and Assigns.

(a)          Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

 (i)         Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment of any Class and/or the Loans of any Class at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitments of any Class and/ or the Loans of any Class of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

 (ii)       Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

 (iii)       Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or, after the Closing Date, to an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; and

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or, after the Closing Date, to an Affiliate of a Lender or an Approved Fund.

 (iv)       Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (and the Administrative Agent shall promptly deliver a copy thereof to the Borrower).

(v)         No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or (D) to a Disqualified Institution.

(vi)        Notes.  The assigning Lender shall deliver all Notes evidencing the assigned interests to the Borrower or the Administrative Agent (and the Administrative Agent shall deliver such Notes to the Borrower).

(vii)       [Intentionally Omitted].

(viii)      No Assignment Resulting in Additional Indemnified Taxes.  No such assignment shall be made to any Person that would result in the imposition of Indemnified Taxes in excess of the Indemnified Taxes that would be imposed in the absence of such assignment.

(ix)       Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(x)         Costs and Fees.  Any Affiliate or Approved Fund that is assigned any portion of any Commitment or Loan hereunder will not charge the Borrower any fees or costs in connection with any funding obligations that are higher than those charged by the assigning Lender.  Nothing in this clause (x) shall otherwise be deemed to alter or affect in any manner the Borrower’s reimbursement obligations under Article II in respect of such assignee.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be subject to the obligations under and entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in subsection (b) of this Section 10.06 and any written consent to such assignment required by subsection (b) of this Section 10.06, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  The entries in the Register shall be conclusive, absent demonstrable error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (a), (b) or (c) of the first proviso to Section 10.01 that directly affects such Participant (it being understood that (i) any vote to rescind any acceleration made pursuant to Section 8.02 of amounts owing with respect to the Loans and other Obligations and (ii) any modifications of the provisions relating to amounts, timing or application of prepayments of Loans and other Obligations shall not require the approval of such Participant).  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent (subject to the requirements in those sections, including timely delivery of forms pursuant to Section 3.01) as if it were a Lender of the relevant Loan and had acquired its interest by assignment pursuant to subsection (b) of this

Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except, subject to subsection (e) of this Section, to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           [Intentionally Omitted].

(h)           Special Purpose Funding Vehicles.  Any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this

Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) such granting shall not relieve the Granting Lender of any of its obligations under this Agreement, including, without limitation, its obligation to fund a Loan if, for any reason, its SPC fails to fund any such Loan.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, provided, however, that the Granting Lender shall remain liable for such obligations, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof, provided, however, that each Granting Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection, in the event that the indemnifying Lender fails timely to compensate any Loan Party for such claim, any Loans held by the relevant SPC shall, if requested by the Borrower, be assigned promptly to the Granting Lender that administers the SPC and the granting of rights pursuant to this subsection to such SPC shall be void.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(i)          Disqualified Institutions. The Administrative Agent shall promptly notify the Lenders of the Persons identified as Disqualified Institutions by the Borrower pursuant to clauses (i) and (ii) of the definition thereof from time to time and upon request by any Lender; it being understood and agreed that no such list or change to such list of Disqualified Institutions shall be effective until after the Lenders have been notified of such list or such change. The Lenders may disclose the list of Disqualified Institutions to actual or prospective assignees. Notwithstanding anything to the contrary herein, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

10.07.     Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees on behalf of itself and its Related Parties to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the Administrative Agent or the relevant Lender, as the case may be, shall be responsible to the Loan Parties and their Affiliates for any failure by any such Persons who are controlled Affiliates of the Administrative Agent or the relevant Lender, as the case may be, to maintain the confidentiality of the Information), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that in the case of this clause (c) or the foregoing clause (b), the Administrative Agent or such Lender, as the case may be, shall (x) disclose only the information required and (y) except with respect to any audit or examination conducted by bank accountants or any governmental agency, securities or bank regulatory authority exercising examination or regulatory authority and only to the extent permitted by applicable law and regulation, notify the Borrower in writing of such disclosure and will use its best efforts to send such written notice in advance of such disclosure, so that the Borrower may seek a protective order or other appropriate remedy), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the term loan facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party or any of its Affiliates (and other than a source acting on its or their behalf), and not known by the Administrative Agent or such Lender to be in violation of confidentiality to any such Loan Party or any of its Affiliates or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Commitments and the Loans.

For purposes of this Section, “Information” means all information supplied by or on behalf of the Borrower or any Subsidiary pursuant to this Agreement or any other Loan Document or in anticipation or preparation herefor or therefor, or obtained by the Administrative Agent or any Lenders in the course of any review of the books and records of any Loan Party, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, without a duty of confidentiality to any Loan Party or any of its Affiliates being violated.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08.     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09.     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10.     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g.  “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11.     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and, to the extent made, shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12.     Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13.     Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid (or caused a Subsidiary to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless the Administrative Agent waives such fee);

(b)          such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower or applicable Subsidiary (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Law; and

(e)           in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14.      Governing Law; Jurisdiction; Etc.

(a)        GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) FOR THE PURPOSES OF SECTION 4.02(B) AND (C), THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A “MATERIAL ADVERSE

EFFECT” HAS OCCURRED OR WOULD REASONABLY BE EXPECTED TO OCCUR) AS USED IN SUCH SECTIONS, (B) THE DETERMINATION OF THE ACCURACY OF ANY EONE ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY OF ANY EONE ACQUISITION AGREEMENT REPRESENTATION THE BORROWER HAS (OR THE BORROWER’S SUBSIDIARY HAS) THE RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE EONE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE EONE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE EONE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE PROVINCE OF ONTARIO AND THE LAWS OF CANADA APPLICABLE THEREIN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b)          SUBMISSION TO JURISDICTION.  THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE.  THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT

FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15.     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16.     No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the term loan facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Lead Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, nor any Lead Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lead Arranger or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, nor any Lead Arranger nor any Lender has any obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lead Arrangers the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, nor any Lead Arranger nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have with respect to actions taken or omitted with respect to this Agreement through the Effective Date against the Administrative Agent, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17.     Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignments and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by a manually executed counterpart.

10.18.    USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and any Subsidiary Guarantor, which information includes the name and address of the Borrower and any such Subsidiary Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower or such Subsidiary Guarantor in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19.     Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent that any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

 (i)         a reduction in full or in part or cancellation of any such liability;

 (ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.21.     Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HASBRO, INC.

By:	/s/ Deborah Thomas
	Name:	Deborah Thomas
	Title:	Executive Vice President & Chief Financial Officer

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Anthony W. Kell
	Name:	Anthony W. Kell
	Title:	Vice President

BANK OF AMERICA, N.A., as
a Lender

By:	/s/ Nicholas Cheng
	Name:	Nicholas Cheng
	Title:	Director

[Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as
a Lender

By:	/s/ Peter Christensen
	Name:	Peter Christensen
	Title:	Executive Director

CITIBANK, N.A., as a Lender

By:	/s/ Carolyn Kee
	Name:	Carolyn Kee
	Title:	Vice President

CITIZENS BANK N.A., as a Lender

By:	/s/ Michael Makaitis
	Name:	Michael Makaitis
	Title:	Senior Vice President

[Signature Page to Term Loan Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Winston Lua
	Name:	Winston Lua
	Title:	Director

MUFG BANK, LTD., as a Lender

By:	/s/ Henry Schwarz
	Name:	Henry Schwarz
	Title:	Authorized Signatory

SUNTRUST BANK, as a Lender

By:	/s/ Will Miller
	Name:	Will Miller
	Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

AUSTRALIA AND NEW ZEALAND
BANKING GROUP LIMITED, as a Lender

By:	/s/ Robert Grillo
	Name:	Robert Grillo
	Title:	Director

BANCO BILBAO VIZCAYA ARGENTARIA,
S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
	Name:	Brian Crowley
	Title:	Managing Director

By:	Luis Ruigomez
	Name:	Luis Ruigomez
	Title:	Executive Director

[Signature Page to Term Loan Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Scott Pritchett
	Name:	Scott Pritchett
	Title:	Staff Officer

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	Michael Maguire
	Name:	Michael Maguire
	Title:	Executive Director

[Signature Page to Term Loan Credit Agreement]